Exhibit 99.2

ClearSign Combustion Corporation [CLIR]

Third-Quarter 2017 Results Conference Call

Thursday, November 9, 2017, 4:30 PM ET

Company Participants:

Matthew Selinger; Three Part Advisors; IR

Brian Fike; CFO

Steve Pirnat; Chairman, CEO

Analysts and Private Investors:

Lou Basenese; Disruptive Tech Research

James McIlree; Chardan Capital

Robert Kecseg; Las Colinas Capital Management

Walter Schenker, MAZ Partners

David Brown; Private Investor

Presentation

Operator: Good afternoon and welcome to the Clear Sign Combustion Corporation third-quarter 2017 results conference call. All participants will be in a listen only mode. (Operator instructions) After today's presentation there will be an opportunity to ask questions. (Operator instructions) Please note, this event is being recorded. I would now like to turn the conference over to Matthew Selinger with Three Part Advisors. Please go ahead.

Matthew Selinger: Thank you, Chad. Greetings, everyone, and welcome to the Clear Sign Combustion Corporation third-quarter 2017 results conference call. During the course of this conference call, the Company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the Company's projections, expectations, plans, beliefs and prospects.

These statements are based on judgments and analysis as of the date of the conference call, and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from what is described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this call include but are not limited to whether testing and field testing and sales of Clear Sign's products will be successfully completed, whether Clear Sign will be successful in expanding the market for its products, and other risks that are described in Clear Sign's public periodic filings with the SEC, including the discussion and the risk factors in the 2016 annual report on form 10K.

Investors or potential investors should review these risks. Clear Sign assumes no response ability to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

On the call with me today is Steve Pirnat, Clear Sign's chairman and chief executive officer, and Brian Fike, Clear Sign's chief financial officer. With that I'm going to turn the call now over to Brian Fike. Brian?

Brian Fike: Thank you, Matt, and thank you to everyone joining us here this afternoon. Before I turn the call over to Steve, I want to review our results for the quarter as they are being reported on our form 10Q.

For the quarter, we incurred a loss of $2.5 million, compared to a loss of $3.8 million for the same period of 2016, and a loss of $7.1 million for the 9 months ending September 30, 2017, compared to the net loss of $8.9 million in the same period of 2016. Our cash reserves were about $3.5 million at the end of the quarter.

Our current sales backlog is approximally $850,000, which consists largely of previously reported flare projects and a refinery project. With that, I will turn the remainder of the call over to Steve.

Steve Pirnat: Thank you, Brian, for that financial update. Thank you and welcome to the participants on today's call. We are pleased to have this opportunity to update our shareholders on events that have occurred since our last call, and I am happy to provide insight into the importance to Clear Sign and our long-term shareholder value. I would also like to update you on topics discussed during our last call.

Now, let me go over some of the recent developments that we have announced and discuss what they mean to Clear Sign. We are extremely pleased to have successfully completed a critical order from a super major oil company for a series of tests to demonstrate our Duplex technology in our research lab in Seattle.

These tests were designated to simulate a series of conditions in our laboratory that will test our Duplex technology's wide range of capabilities with respect to operational performance, emissions, fuel and safety, beyond what can normally be demonstrated in an actual refinery furnace.

These tests are a prerequisite to installing our Duplex technology in the customer's actual refinery, and if successful we expect will lead to further deployment of our Duplex technology more broadly throughout the super major oil company's fast refinery operations.

The exciting aspects of these tests is that the super major oil company chose to pursue our technology after we were invited to present our Duplex technology at the customer's internal environmental conference, where they evaluated Clear Sign technology along with combustion equipment and other environmental solutions from a wide variety of suppliers.

Further, they reviewed our actual field performance in a refinery in California and reviewed detailed case study information of this installation provided by Clear Sign at the American Flame Research Conference. The fact that they were willing to invest in the testing and evaluation of Clear Sign technology for their organization reflects the seriousness of their intent and the compelling nature of our technology for them.

Of great significance, the South Coast Air Quality Management District's technical committee approves the funding of a Clear Sign demonstration project in Southern California this September. Clear Sign will be meeting with our Southern California refinery partner and South Coast Air Quality Management District, to establish a project execution plan and a timeline for completion. This should happen in the next week or so.

Why is this important? Let us look at this on multiple levels. Here, we have a regulator who has seen our technology at work and wants to fund an installation at an operation in their district. They see the value and advantages of the solution that our technology brings to the emissions problems in their district.

What is the benefit to Clear Sign? First, another successful demonstration with a new customer who has the ability to deploy our technology throughout their operations. Second, and probably more importantly, the district is considering BACT designation for Clear Sign technology, based on a successful outcome from this demonstration.

BACT stands for best available control technology, and is the top designation issued by the regulators for this type of technology. Thus, operators would be compelled to use our technology based on this designation.

Joining us on this project will be PBF Refinery, formerly Exxon Mobil Torrance. They will participate in the demonstration and propose funding and provide us with a strong partner.

We believe other Southern California refineries will also want to engage in this process at some point. Recently, we have seen a renewed interest from Tesoro, for example, to join us in this process, as well as other refineries in Southern California.

Beyond Southern California, we have had keen interest from the San Joaquin Value Air Management District who has scheduled approval of our Duplex as BACT for OTSGs, that is, once through steam generators, in November. This approval was previously expected to occur in September, but has been delayed.

Frankly, as of this morning we feel that the approval will probably be pushed early into the first quarter of 2018. This is based on my conversation earlier this morning.

This would help facilitate multiple OTSG orders for major enhanced oil recovery operators throughout California. Further, California regulators have visited Clear Sign refineries and enclosed flare sites for evaluation of additional BACT designation for our technology in these applications.

This regulatory interest could drive increased sales of our Duplex technology to additional refineries and drive expanded sales of our unique enclosed ground flare technology currently in operation in central California.

Of course, continued progress within the refinery and enclosed ground flare space provides interest and incentive for potential licensing agreements, and selective discussions with key channel partners are in process. This interest by US environmental regulators in Clear Sign technology has even created interest among clients in places like China, which is dealing with a significant air quality issue.

Now, let me update you more specifically on the status of certain projects discussed during our last call. The Delek refinery test of our Duplex plug-and-play burner, which had been delayed for several months, has now been successfully completed for the first of six burners ordered by Delek.

Further, Delek has just decided to increase the output of their process heater and have requested that we increase the heat release of the Clear Sign burners to 5 million BTUs per hour, from the original 2.6 million BTUs an hour, almost doubling the original requirement. The unique design of the Duplex plug-and-play burner will allow us to install these higher output burners in essentially the same print as the original burners. Thus, Delek can get higher output without major modifications of their heater.

We again are focused on reducing flame and impingement problems at Delek, not just reducing emissions. The successful demonstration of our ability to eliminate flame impingement and improve furnace throughput could provide a tremendous opportunity at Delek and other refineries for de-bottlenecking key assets like coker heaters and crude furnaces.

Regarding the enclosed ground flare retrofit project underway, we have successfully retrofitted three of the five ground flares and are working with the client to schedule the completion of the final two. During the last call, we were told by the same customer we would need multiple additional flaring units, and we are optimistic that we would see future business from this client.

However, they have subsequently reduced their flare layer requirements and thus, we have not been able to identify specific needs or a timeframe for these additional flares. Nonetheless, this client is very satisfied with Clear Sign technology and we have been requested by the same enhanced oil customer to provide a proposal to retrofit several of their once through steam generators based on our ability to reduce NOx and eliminate the need for FTR, thus saving them considerable operating and fuel costs. We expect to receive a contract from this OTSG retrofit shortly.

Beyond the projects discussed, our pipeline of proposals and projects interest among customers continues to grow for both refineries, once through steam generators, and boiler burners. We have seen increased customer inquiries in Europe, the United States and China. China, in particular, has severe air pollution problems for which we believe Clear Sign technology could provide an ideal solution.

We are currently retrofitting a large water tube boiler for a major state-owned district heating group. This unit is expected to go up and operate within the next 60 days. The Clear Sign technical team has been in China for several weeks, working alongside our local service partner.

If we are successful in improving the NOx emissions, we have been told by this client that they plan to retrofit numerous additional boilers. This will give Clear Sign a major installation with a prestigious Chinese customer and a state-owned enterprise.

As discussed, we are working on a significant retrofit project for Duplex on a large water tube boiler with a major district heating supplier in China. This demonstration project is estimated to be completed within the next 60 days, representing a huge opportunity for us to enter the China market.

This particular customer has several thousand boilers that would be potential candidates for retrofit, and success with the state-owned enterprise would provide a great reference for broader deployment of our technology throughout the district heating market within China. If successful, this district heating client has expressed a keen interest in partnering with Clear Sign to promote Clear Sign's technology within China. This opportunity has led to a broader interest by strategic investors among several potential Chinese partners.

We continue to make solid progress on our smaller, higher volume fire tube boiler burner. We are striving to achieve the same performance with this burner as we have already achieved on our larger once through steam generators, that is sub 5 PPM and NOx levels of 3% oxygen without FGR.

We have several boiler OEMs all ready to license this technology in Europe, the US and China, once we achieve this performance. Testing within our laboratory continues and we are very confident that we will be able to achieve sub 10 PPM NOx levels at 3% oxygen shortly. This is below the normal standard in most environmental requirements for both China and Europe. While the current performance will meet most of the requirements in China and Europe, we still believe we can achieve our state-of-the-art stretch goal of 5 PPM NOx at 3% levels.

We are pleased to announce that Stephen M. Sock has joined Clear Sign as senior vice president of business development. Steve is a longtime industrial veteran with extensive experience in the energy and combustion space. Steve spent 30 years in increasingly responsible positions with Amec Foster Wheeler. Steve has taken over for Andy Lee, who has retired in September.

Andrew has agreed to provide consulting services to the company to facilitate a smooth transition between himself and Steve Sock. I would like to thank Andy for his years of service and continued contribution to Clear Sign.

I'm very excited about the many opportunities among key customers, regulators, and potential strategic partners like China. Nevertheless, I remain as impatient as ever that these things move faster.

It is important to note that some of the delays that we have experienced have been the result of our customer clients' needs and schedules, and Clear Sign has consistently been able to adapt to meet these needs. A perfect example would probably be Delek. This has enabled us to not only promote our technology, but also to establish strong relationships and advocacy among our customers.

With this, I would now like to pass it back to the operator for questions. Thank you.

Questions & Answers

Operator: Thank you. We will now begin the question and answer session. (Operator instructions) Lou Basenese; Disruptive Tech Research

Lou Basenese: I appreciate the updates. I wanted to see if you could give us a little more color around some of these. Specifically, if we start with just China. The heating season is set to begin there in the next couple of weeks. I'm just curious, if your timeline is 60 days in the prepared remarks, is that in reference to the actual installation being completed, or is it taking into account testing and verification?

Steve Pirnat: Good point, Lou. The heating season starts in a week or so. Of course, this customer is, as I had suggested, has got literally hundreds, thousands of boilers. This particular boiler that is out of service while they retrofit, it is not critical to the supply of district he to this particular city. That said, the 60 days refers to not only the frankly the few weeks it will take to get the heater up and running, but the client himself would like to see it – which is pretty reasonable – run for at least a month before we declare victory.

Lou Basenese: Okay. All right. That makes sense. Then, can you give us some context around what the strategic interest might look like? I mean, is it $1 million potential interest, $5 million, $10 million plus, and what stage those discussions might be at?

Steve Pirnat: We are pretty far along. The current framework by which we have had direct conversations with a couple of folks is that they would make an investment in our Hong Kong holding company, which would hold the IP for China and that that Hong Kong holding company would eventually license technology to the smaller entities in China called WFEs, wholly foreign owned entities, that would be set up around joint ventures and align around field of use.

For example, you would have a joint venture or a WFE that would in all district heating, you might have a joint venture or a WFE that would handle the refinery sector. In each of those joint venture sectors like in district heating, we have a specific interest, as I alluded to, this district heating company to join us in that joint venture, helping facilitate the sale of the technology.

With respect to, again, the types of people we are talking to, they are large national conglomerates who essentially are headquartered in China. Most of these companies are a combination of an end-user, they own everything from power plants to steel mills, to investment bank and insurance companies.

They are fairly sophisticated investors. What is encouraging is they looked at Clear Sign as an ideal investment for them in China, and they looked at our technology and have vetted our commercial success in a way that they feel confident that we can bring a solution to the air-quality problems in China. And they would like to provide incentives through investment.

Beyond the incentive from cash investments, the types of companies we are talking to have tremendous market clout and ability to accelerate the adoption rate that we would see in China, which I'm sure we all appreciate. Great technology is fantastic, but accelerating our entrance into the market is also critical to the success of Clear Sign.

What we find in China, which is somewhat different than the United States, is that the regulators there are leaning forward with respect to bringing in new technology and encouraging, with a lot of specific leverage, the end users to convert to lower emission solutions.

Lou Basenese: Okay, so maybe to put it another way, it would be a substantial strategic investment, not more of a token one, given all that context you provided.

Steve Pirnat: I expect it would be a substantial strategic investment. Just to put some caveats on it, it depends on what they want for their money, so we have to think about that.

Lou Basenese: Understood. I don't know if I caught it in the prepared remarks, the testing with the super major, on the last call you said it would take about three weeks. Has that testing been completed already, and if so, what are the next steps?

Steve Pirnat: Yes, I thought I said it in the prepared remarks opening that we completed the test. We've essentially completed the test. We've issued them a final test report. Frankly, we are lobbying them pretty hard right now to let us add a press release using their name.

Lou Basenese: Okay. Just one or two quick more questions, for clarity. On Delek, what does the impact on them going to 2.6 million BTUs an hour to 5 million BTUs on each burner have on the ASPs? Is it linear, that it would be twice the original expected revenue from that agreement?

Steve Pirnat: It won't be because, again, this is, this first order is more of a collaboration where we really, really, really want to have an installation with six of our burners operating in a refinery near the Houston area where we can invite people to see it.

The thing that – let's say behind the scenes – is the nature of our design allows us to essentially take the original 2.5 million BTU an hour design and make slight modifications to increase its performance to 5 million, which in itself is extraordinary.

It is extraordinary because, forgetting about the price – because, say, in a more normalized commercial relationship we would probably charge more for 5 million – not twice as much but say 30% more – for 5 million than 2.5 million. The point is, is that the cost to us to modify the burner to the higher heat release is not twice as much.

More importantly to Delek is the fact that these burners will fit in the original opening for the current burners, which are supplied by another company, and allow us to take an installation that was arguably 2.5 million BTU an hour installation and bring it up to 5 million without being major modifications in the heater. Cutting holes in the floor and having to move burners around and the cost of that could be multiples of the cost of the burners in some cases.

Lou Basenese: Okay. Last question, probably for Brian, on the backlog number that you quoted about 850,000. By my count is 12 to 10 units in the backlog coming from places like Aera and [Trikor] in addition to the flare guide. Does that backlog number incorporate that many units, or are you looking at it in a different way? Could you give us some context around what qualifies as in the backlog?

Brian Fike: No, that backlog does not include quite that many units. But some of it is just also the fact that, for instance, on the flares, we have actually collected a decent portion upfront, so what is still owing on them isn't as much as the sales total.

Lou Basenese: Okay. Then are the reasons why you would not include units in the backlog that have already been announced? I'm just trying to reconcile the difference.

Brian Fike: Yes, I mean, we tend to not show unit sale prices, if that is what you are trying to get.

Lou Basenese: It is more – it seems light to compared, by my count, you've got two flares, these are all announced, additional unit at Aera, a water tube boiler at Trikor, another new process heater at a refinery in Kern County, the five more burners at Delek, the unit in China, and then some revenue associated with the tests at the super major. So the backlog number came up light. Just trying to reconcile that.

Steve Pirnat: You are right, I guess – the five additional – the change order for the five burners that Delek isn't in the backlog because we're waiting for them to send us a modification to the purchase order, reflecting the slight change in price. That is not in the backlog load.

Lou Basenese: Okay.

Steve Pirnat: Just to follow it up, I appreciate what you are saying. Just to emphasize this, what Brian is saying is when we got the original six flares from this client in California, we got a substantial amount of the payment up front. So of the six, four have been completed and we have been paid. The other two remain in the backlog.

Lou Basenese: Okay. All right, thanks, guys. I will jump back in the queue.

Operator: [Jim McElry; Shawdan Capital]

James McIlree: Thanks a lot, and good afternoon. Can you tell us, what is the process with the South Coast Air Quality and Management District in San Joaquin Valley, as well – do you have to do anything to get that process complete? Or is it all in their hands? And if it is all in their hands, what do you have to do and what do they have to do?

Steve Pirnat: Let's start with the easier one which is the San Joaquin Air Quality Management District. We have already done what we had to do. They went to see an installation at one of the refineries in San Joaquin County, which has been up and running.

They also visited a site where, we just alluded to, we had these flares operating. They satisfy themselves that our technology has been, as they say, reduce the practice, meaning it actually works, and works in the real-world.

They have to have a series of hearings. I guess they have to draft a new resolution calling for us to be BACT, they circulated among their members, they would for community feedback and then after that process is completed, the designation is given. Being quite candid, this was originally going to take place in September, and we are now told it is pushed into January, February 2018.

There really is – there is a process they follow, they are committed to doing it, they continue to reassure us, they are interested in improving air quality, and our technology is uppermost in their mind. But in terms of the timeline, it is up to them to follow this process as I've described. There's nothing for us to do, and there's really nothing we can do to make it go faster.

James McIlree: Okay.

Steve Pirnat: If there was, I would be doing it.

James McIlree: No, I got it. I got it. When you say Q1 of next year, that is for the hearings or the draft resolution or the completion of the BACT designation?

Steve Pirnat: It will begin, say Q1 is the three-month period, it will begin with them issuing a draft resolution and getting it out to their members. The reason I say Q1, they are still saying is, bluntly, they are still saying they look at that out in November.

Candidly, there's Thanksgiving and there is Christmas, and I am not optimistic since again, I was told it was going to happen in September. For them to say, it will happen in November, I just don't see it happening in November. I think it's going to happen January, February, March of next year.

James McIlree: Yes, I get it. I agree with you, it makes much more sense for your timeline than now. You are absolutely right on the holidays and all that.

Steve Pirnat: I would say this though, Jim, the clients that we have in the San Joaquin Valley are aware of this process. They talk to regulators. They know that this designation is in the queue and – I would say there's no such thing as inevitable – but inevitable.

I think the behavior we are seeing and the interest we are seeing from people in the Bakersfield area is consistent with people who expect to see us get that designation and who have increased their interest in looking at our technology. That is one of the reasons that are flare customer has come back to us and said, look, we would also like to try your technology on our once through steam generators.

We realize the savings of FGR, the fuel savings we get from Duplex versus our current technology gives us an economic advantage. But we want to future-proof ourselves a little bit. If we can get a technology that can give us arguably sub 5 PPM, we might as will put that in next.

James McIlree: And the South Coast District?

Steve Pirnat: With South Coast – and there's a meeting scheduled I think actually within the next two days with the South Coast and the refinery and ourselves – with South Coast there are things to do. I mean, we have to go with the refinery, find out when they can take the selected asset out of service. There's some construction work that has to be done. You are talking about a – let's just say a several-month period to install the technology and schedule the work in a convenient way to the refinery.

Then there will be some period of time, and that has not been specifically determined, where I am sure that South Coast will want to gather data on this installation and prove for themselves that works the way it has been represented. Then upon the successful operation of the unit, they will designate it BACT.

Now, just to put some clarity on this, the boiler we are working with in South Coast is from a combustion perspective essentially the same as the once through steam generators that we have got operating in San Joaquin Valley. The level of emissions that we are reporting is somewhat higher than what we have already been able to achieve.

We have a pretty high confidence level that we will be successful in this demonstration, but, again, the regulators have to see it and have to have access to the site and have to be able to verify the measurements. There is a process they go through.

Jim, I have always been unsuccessful in picking a timeline when it involves refiners that are busy and regulators. But I would say it is certainly more like six months out than it is 60 days out.

James McIlree: Yes, okay. Thanks. I mean, we've had this conversation before, it is incredibly difficult to make these guys, to make larger organizations move. They don't move at your schedule. It is always frustrating, and I appreciate that.

Steve Pirnat: I will say, in contrast from the limited exposure we have had in China, we don't find that to be the case at all.

James McIlree: Okay.

Steve Pirnat: I mean, these guys are almost waiting for you at the airplane saying, if you can clean up my air, come see me.

James McIlree: Okay. Great. That is very helpful. Thanks a lot, Steve.

Operator: Robert Kecseg; Las Colinas Capital Management

Robert Kecseg: The thing that is most outlying here is the Aera orders, since they are the longest user. I didn't hear any comment about the latest one, I think it was the third OTSG. Can you talk to us about that?

Steve Pirnat: Yes, the third unit is – We have got guys there now and that's been, I would say, a frustrating experience, without getting too far into it. We went out there and was asked to retrofit this unit.

As I mentioned in a previous call, the intention on their part was that if we could handle wellhead flare gas on this unit, if they had other opportunities for us, there were they were going to strongly consider, I guess is the term. The first time we were out there, they had a tube leak in their once through steam generator, and they had to take the thing out of service and repair the leaking tubes.

The second time we went back out there, they had a problem with their PLC that controls the combustion process. It was actually a device that they purchased. They needed to replace some sensors.

The third time we were out there, which is now, they modified the inside of the once through generator to take out some ducting that was used to guide the air in the forced draft burner they had, and they found they really needed to put that back to make the thing work properly. So they are in the process of reinstalling stuff that they just took out.

We have asked them, because we have had people there, not Clear Sign people but some of our subcontractors that have been at the site, and they have not been able to give us a specific date as to when they're going to reinstall the equipment, so we really don't know when we will be done there. When I say that, I mean, it is a few weeks, it's not years, but bluntly, we were hoping to have this thing resolved three months ago.

Robert Kecseg: Okay, and then the other interesting thing was a while back there was talk about the 250 million BTU prospect in Canada. Is that still something that's possible –?

Steve Pirnat: We did not disclose at the time who the client was, but was with Synovus. Synovus paid us to do the engineering study and then Synovus made a fairly large acquisition I think of another midstream company, I think they bought a lot of assets from Phillips.

They have had a complete change in view on their drilling and exploration protocols. So far, we have heard nothing that leads us to believe that they are going to move forward with anything specific in the foreseeable future. Not that there won't be other opportunities with these once through steam generators – enhanced oil recovery in Western Canada – but not with this customer. Understanding that at the time, they were talking about multiple units, they had actually paid us to do a study, and we were successful in doing it, it's just they had a need that was urgent, and they don't have the same need.

Robert Kecseg: I was going to say since most of us on the call, thanks to the way you presented, are familiar with the various prospects and the stages and how they seem to string out a long time in each and every case. I was wondering maybe give people an idea if there has been this much exposure in these three verticals, OTSG, the Delek type of heater, and the flares, could you give us an idea, based on this much exposure through the industries, do we have a larger pile of prospects today than say 6 to about 12 months ago? I mean, is it a noticeably larger prospect list? If I were in sales and I came in there to help them to sell, do I have that many more people to call on and work on?

Steve Pirnat:, The answer is, yes, we do. Again, the cycle time from inquiry to order is fairly long, as we all know. Not only do we have more interest in domestically, just pick an example, you take a super major, I mean, they have enough refinery needs to keep us busy for a pretty long time if we're successful in demonstrating the technology.

More importantly, we have gotten inquiries and interests – and some of this is because of the press releases on the success of places like South Coast Air Quality Management – we have gotten interest from operators in Europe, and actually some operators in the Middle East. I mentioned very specifically, very strong interest in China. I guess it is fairly reasonable to understand with the air pollution problems that are notoriously affecting China, their interest is genuine and more urgent than others.

We're perfectly willing to redeploy whatever resources necessary to accommodate that and are very interested in the strategic investors that are talking to us about partnerships in both cash and promoting the technology. Frustrating as it is, and Aera is a perfect example, we just have to follow the path that they give us.

We continue to be optimistic that we will resolve these issues with this particular project that we talked about and we will be successful. Then eventually that will result in a greater volume of retrofit opportunities.

Concurrent with that, as I have already said, the fact that we expect to see a BACT designation in San Joaquin Valley is awfully helpful because we think that will motivate some of the other enhanced oil recovery customers in the area to consider our technology.

Again, I probably said this on a few calls, just no one is less patient than I am. It is frustrating. That said, we have developed the technology that can revolutionize the ability to reduce emissions, and do it in a cost-effective and short timeframe.

The time it takes to retrofit our technology into a process heater is weeks. The delay isn't how long does it take to get our stuff in, it is how long does it take to get the customer to get a quote, make a decision, and give us access to the asset.

Robert Kecseg: Right. Along those lines, one more thing, I think from our point of view, at least my point of view, it was looked at that you were going to reduce these emissions and it is that type of a product that drastically reduces the emissions. But from the business point of view, all these prospects and these big operations that they are running, it would seem to me that from their point of view, they are much more interested in cost savings, less maintenance.

So the impingement, the burn interference, the less fuel used – it would seem like that would be the driver. Is that the way it is being presented to these companies now, as opposed to just reducing NOx and CO? I'm differentiating between the two –

Steve Pirnat: Yes, that is exactly right. Again, to emphasize the contract with Delek was surely based on their interest in seeing if we could reduce the flame length and flame impingement. They have a whole class of equipment called delayed coker heaters where that is a concern. The whole industry has those kinds of concerns. Yes, we had estimated that 20% of the demand would be driven by operational challenges with flame impingement and burner to burner interference and not emissions reduction.

Robert Kecseg: Right. Yes, and on that topic, since I was reading a little bit more about the delayed coker heaters, and it seems – you had mentioned it is more of a mission-critical component, could we imagine that they would also want to change the burner in those that would be larger, like the one that was installed in. In other words, because the flame is shorter and all that, less interference, do you think that would be another advantage for them to be able to use a little larger BTU installation?

Steve Pirnat: That actually is a very good insight. That is exactly why this is exciting to them. If you have a traditional burner and you significantly increase the heat release in the same heater, the flame gets too long and too big to fit in.

Because our flame is short and compact, you can increase the heat and not have the problem. I guess that is a long, yes. Anecdotally, it so happens that our new head of business development, Steve Sock, worked for Foster Wheeler Amec for 30 years and they are one of the largest suppliers of delayed cokes in the world.

Robert Kecseg: Right.

Steve Pirnat: So I mean, we know people.

Robert Kecseg: Okay. Is there any way you can quantify the prospects, my earlier question of the increased number of prospects out there just to give us an idea, is it 50% more, 30% more? Can you give us some general big picture thing on prospects today?

Steve Pirnat: It is way more than 50% more but I hesitate to pick such an arbitrary number. I guess the way we envision doing this – and maybe that is too much of a delay – but doing it when we get the booking. We actually get someone that says, okay, here's an order, it is in the backlog. How much has the backlog increased?

Because – this is why I am qualifying it – we have a lot of interest from people, I mean, really people that say, come see us, talk to us, send us a proposal. A lot of it is just budget preparation for the following year.

It is a good sign, and maybe that is the thing to do, maybe we should just, rather than track bookings, we ought to just track dollars quoted and use that as a metric. One of the problems with doing that is when you are a startup like ours it's difficult sometimes to segregate dollars quoted for clients that really intend to buy something, as opposed to dollars quoted to somebody who is just trying to put together a budget or doing some exploratory work.

A case in point is, it is a real project, we have an inquiry from a refinery in, frankly, Israel. They started out saying, we need to retrofit three or four heaters, but eventually we have probably 100 burners we need.

We, frankly, got pretty excited and started running around looking at that. The people we were talking to were third-party consultants. When you look behind the curtain, this guy was being paid to do a study for a long-term capital expenditure analysis, but I can't sit down today and say, well, if I do everything they want, sometime in the next two months I will get an order for 10 burners.

Now, we haven't given up on that and we have a lot of opportunities like that and they eventually materialize. But we are a little bit guarded about projecting quotation numbers because they could be deceptive and/or misrepresent what is really going on.

Robert Kecseg: On the Torrance refinery, excuse my ignorance, is that already an operating facility or –?

Steve Pirnat: Yes. As I said in our prepared remarks, it is the former Exxon Mobil Torrance refinery. I know –

Robert Kecseg: There was some sort of accident there in the past that I was reading about.

Steve Pirnat: I don't know about that. Maybe. But there was a whole discussion on that at the South Coast Air Quality Management District meeting that is on a video link, where actually they talk specifically about that refiner. I think – you might be right, they had an accident but that is not something I am necessarily familiar with. I know they are keenly interested in reducing their NOx emissions, and they see us as a real opportunity for them.

Frankly, as a result of their interest we have reengaged with Tesoro and other refiners in Southern California who are interested in pursuing this.

Robert Kecseg: Great. I appreciate all your help and look forward to hearing about the water tube boilers in China. Thank you.

Operator: Walter Schenker; MAZ Partners

Walter Schenker: I noticed the company filed the [NF1] and is again my editorializing, hopefully raising the capital it needs to get it where it needs to go. This financing with the banker on the cover hopefully, can you give some sense as to what you think the timing may be. And is the capital you raised limited in the number of shares due to some 20% outstanding or something? Question.

Steve Pirnat: We filed [NF1].

Walter Schenker: Yes.

Steve Pirnat: There's no limit on the amount that we can raise.

Walter Schenker: Okay.

Steve Pirnat: As far as the timing goes, we haven't quite determined the timing. It would certainly be sooner rather than later, as a byproduct of our current balance sheet, but we also have a backlog and some other things, actual projects pending. We're going to consider all of that before we do anything.

Walter Schenker: Okay, so the amount you raise has not yet been determined and would be a function of where the stock is and how you perceive your capital needs at the time, you would actually do the offering.

Steve Pirnat: Correct.

Brian Fike: In a way it is housekeeping. We are getting it out there and ready to go when we need to do that.

Walter Schenker: Okay. As an editorial comment, hopefully you will raise more and not less, so that the issue which continues to weigh on the Company of the cash available on the balance sheet will be removed for some fairly long period of time, hopefully. As a shareholder, I would like to see the question get taken away for a while. Maybe you would too, as the guy running the Company.

Steve Pirnat: I think, I would say that is probably, yes.

Walter Schenker: Okay, thanks a lot.

Operator: David Brown; Private Investor

David Brown: This morning I would like more clarity on plug-and-play. I know at Delek, testing was with – that is a hope that other companies will utilize. Could you tell me a little more about the ramp with the plug-and-play?

Steve Pirnat: Yes, the project that I alluded to in Israel involved plug and play. The whole super major oil company is all plug-and-play. The reengaged discussions we are having, for example, with someone like Tesoro is somewhat plug-and-play. For the most part when it comes to, say, for refinery applications, 90% of what we do going forward will be plug-and-play.

David Brown: Thank you. Another question quickly on – you had mentioned on the call, this call, that the sub 5 PPM 3% oxygen testing of trying to get the smaller high-volume fire tube boiler licensing hopefully is – you are getting there and you said the word, shortly. Could you give me a little more color on what shortly means?

Steve Pirnat: Yes, it is research. The thing about research is if we do a day we publish it. Shortly, I am saying it is certainly inside a year. I was out in the lab this afternoon and guys are running tests.

Now, I will provide one more color commentary on that. For example, we could achieve a significant reduced level of NOx in the order of 5 PPM with 3% oxygen if we are selective about the geometry of the fire tube boilers that we deal with.

Meaning, some of the older boilers had very big fireboxes, which is a little more information than you want, and they run cooler than newer equipment, which was made to be more cost-effective than was – because it was made smaller, the heat intensity inside them is higher. We have set a standard for us to do the vast majority of current modern fire tube boilers and an extremely low NOx level, with a very high efficiency at 3%.

Right now, the product that we are testing is capable of operating at single-digit NOx at 3% oxygen at a large portion of the fire tube boilers, and that would make it acceptable to regulators in places like Europe. But it is not so dramatically different than other products that exist that it is going to give us the kind of command position to negotiate very broad attractive licensing agreements.

We are trying to not rush something to market until we think we have really exhausted options with respect to improvements. Our guys – and I will tell you it was just before lunch – are still pretty excited that they can continue to make improvements in the performance of this thing. If they can do it inside a year, I think it is well worth waiting.

That said, at some point we will launch a product into the market and license it to people who are interested. Again, there are people who are interested in some form of the device we have in its current form.

I guess we continue to be optimistic that we are going to get where we want to be and that we have something right now that is marketable, although it is not the kind of breakthrough technology that the other Clear Sign products are.

David Brown: Great. Just as an aside, I saw a pop up ad when I was looking at comments on my article on Seeking Alpha from one of your competitors from Japan, Miura boilers, I clicked on the ad and they were saying that their best performance, and it was advertised as a green product, great breakthrough kind of product, at 9 PPM at 3% NOx.

I remember you saying you wanted to hit a homerun on this one, and not just be a little bit better than the competition. I think that is what I am hearing.

Steve Pirnat: Yes, and that's the exact point, they can do 9%, and right now without any hard work, we could probably do seven at 3%, but I don't think we want to launch a product over 2 PPM. Let's hit a homerun and have a line around the door trying to license it.

David Brown: Okay, that is exactly what I thought you said. I'm reading between the lines. Also reading between the lines a little bit on China, I am hearing myself that what you are saying is basically China cannot wait.

Unfortunately, with some of our North American partners, they've kicked the can down the road. We have had some frustrations with Synovia and Aera, etc. Is that accurate, that basically once this testing looks good to them and you are even saying now one month instead of three months, you said on the last call, we are going to see some business. We hope at least.

Steve Pirnat: Yes, just to be exactly precise we are – and I get text messages from our team in China every morning. As of this morning, we are putting the final touches on this particular boiler that we've retrofitted. Assuming it meets the emissions that we anticipate, we have been told by this particular state-owned enterprise, who has thousands of boilers, that they want to retrofit their inventory of boilers.

We have never disclosed, for competitive reasons, who this customer is, but I can say that the president of China when he looks out his window sees the air in the city. And he would like to be able to see the ground.

David Brown: You bet. One final quick question. I've always been interested in ECC. I have heard some rumors – is there a possibility of some kind of application where we would have Duplex 2.0 that would be in competition with ECC for certain applications?

Steve Pirnat: Yes, I mean, that is interesting. You might have better contacts than I do. We are referring to it internally as Super Duplex.

David Brown: Okay, I like that too. All right, thanks, Steve.

Operator: Ladies and gentlemen, this concludes our question and answer session. I would like to turn the conference back over to Steve Pirnat for any closing remarks.

Steve Pirnat: Again, I would like to thank our investors for their participation. With that, if there are no further questions, I'll end the call.

Operator: Thank you. The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.